Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

SCBT FINANCIAL CORPORATION

and

FIRST FINANCIAL HOLDINGS, INC.

Dated as of February 19, 2013

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibit A:	Form of Advisory Board Member Agreement

INDEX OF DEFINED TERMS

Section

Acquisition Agreement	6.9(a)
Acquisition Proposal	6.9(a)
Advisory Board Member Agreement	6.11
Advisory Client	3.23(c)
Advisory Contract	3.23(b)
Advisory Entity	3.23(a)
Affiliate	3.26(a)
Agreement	Preamble
Alternative Transaction	6.9(b)
Articles of Merger	1.2
Balance Sheet	3.7
Balance Sheet Date	3.7
Bank Merger	1.10
Bank Merger Certificates	1.10
BCA	1.1
Broker-Dealer	3.23(a)
Business Day	9.9
Cancelled Shares	1.7(d)
Certificates	2.2(a)
Change in Company Recommendation	6.9(e)
Change in Parent Recommendation	6.9(e)
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.5(c)
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3(a)
Company Bylaws	3.1(a)
Company Certificate of Incorporation	3.1(a)
Company Common Stock	1.7(b)
Company Director	6.12(a)
Company ESPP	1.9
Company Financial Statements	3.6(a)
Company Indemnified Party	6.7(a)
Company Intellectual Property	3.21(a)
Company Option	1.8(a)
Company Policies	3.19
Company Regulatory Agreement	3.15
Company SEC Documents	3.5(b)
Company Series A Preferred Stock	1.7(c)
Company Stock Plan	9.9
Company Stockholder Approval	3.3(a)
Company Stockholders Meeting	6.3(a)
Company Subsidiaries	3.1(b)
Company Subsidiary	3.1(b)
Company Termination Fee	8.3(a)
Confidentiality Agreement	9.9
Continuation Period	6.5(a)
Contract	9.9
Controlled Group Liability	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	3.17
DGCL	1.1
Disclosure Schedule	Article III
EESA	3.11(l)
Effective Time	1.2
End Date	9.9
Environmental Laws	3.18(a)
ERISA	3.11(a)
ERISA Affiliate	9.9
Exchange Act	3.4
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.7(b)
FDIC	3.1(a)
Federal Reserve	3.4
FINRA	3.4
First Federal	1.10
First Southeast	3.4
Form ADV	3.23(e)
Form BD	3.23(e)
Form S-4	6.3(c)
GAAP	3.6(a)
Governmental Entity	3.4
Holders	2.2(a)
Insurance Entity	3.23(a)
Intellectual Property	3.21(d)
Investment Advisers Act	3.23(e)
Investment Company Act	3.23(f)
IRS	3.10(k)
Joint Proxy Statement	6.3(c)
Knowledge	9.9
Law	9.9

Section

Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.2(a)
Lien	3.1(b)
Loan Documentation	3.24(a)
Loan Tape	3.24(b)
Loans	3.24(a)
Loss Share Agreement	3.14(a)(xv)
Loss Share Agreement Condition	7.1(b)
Material Adverse Effect	9.9
Material Contract	3.14(a)
Materially Burdensome Regulatory Condition	6.1(a)
Maximum Amount	6.7(c)
Merger	Recitals
Merger Consideration	1.7(b)
Multiemployer Plan	3.11(h)
Multiple Employer Plan	3.11(h)
Name Change	6.3(b)
NASDAQ	3.4
Notice of Recommendation Change	6.9(f)
Obligor	3.24(a)
OREO	3.20(a)
Owned Real Property	3.20(a)
Parent	Preamble
Parent 401(k) Plan	6.5(c)
Parent Articles of Incorporation	4.1(a)
Parent Balance Sheet	4.7
Parent Bank	1.10
Parent Board Recommendation	6.3(b)
Parent Bylaws	4.1(a)
Parent Capitalization Date	4.2
Parent Common Stock	1.7(a)
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.6(a)
Parent Intellectual Property	4.14(a)
Parent Material Adverse Effect	9.9
Parent Options	4.2
Parent Preferred Stock	1.7(c)
Parent Regulatory Agreement	4.12
Parent SEC Reports	4.5(b)
Parent Series A Preferred Stock	1.7(c)
Parent Share Value	9.9
Parent Shareholder Approval	4.3(a)
Parent Shareholders Meeting	6.3(b)
Parent Subsidiaries	4.1(b)
Parent Subsidiary	4.1(b)
Parent Termination Fee	8.3(a)
parties	9.9
party	9.9
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Preferred Stock Merger Consideration	1.7(c)
Qualified Plans	3.11(f)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5(a)
Regulatory Approvals	6.1(a)
Reports	3.5(a)
Representative	6.9(a)
Salary Continuation Policy	6.5(a)
Sarbanes-Oxley Act	3.6(d)
SEC	3.5(b)
Securities Act	3.2
Subsidiary	3.1(b)
Subsidiary Plan of Merger	1.10
Superior Proposal	6.9(g)
Surviving Corporation	Recitals
Takeover Provisions	3.27
Tax	9.9
Tax Return	9.9
Taxes	9.9
Tenant Leases	3.20(a)
Treasury	3.2
Treasury Warrant	3.2
Voting Debt	3.2

v

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of February 19, 2013, by and between First Financial Holdings, Inc., a Delaware corporation (“Company”), and SCBT Financial Corporation, a South Carolina corporation (“Parent”).  Certain capitalized terms have the meanings given to such terms in Article IX.

RECITALS

A.            WHEREAS, the boards of directors of Company and Parent have determined that it is advisable and in the best interests of their respective companies and the stockholders of Company and the shareholders of Parent, respectively, to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

B.            WHEREAS, the boards of directors of Company and Parent have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of each of Company and Parent has resolved to recommend that the stockholders of Company and the shareholders of Parent, respectively, approve this Agreement and the transactions contemplated hereby, including the Merger;

C.            WHEREAS, the parties intend that for federal income Tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

D.            WHEREAS, simultaneously with the execution of this Agreement, R. Wayne Hall is entering into a new employment agreement with Parent, dated as of the date hereof, to be effective as of (and subject to the occurrence of) the Closing; and

E.            WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1          The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the South Carolina Business Corporation Act of 1988, as amended (the “BCA”), at the Effective Time, Company shall merge with and into Parent.  Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of South Carolina.  As of the Effective Time, the separate corporate existence of Company shall cease.

1.2          Effective Time.  The Merger shall become effective upon filing of the Certificate of Merger (as set forth in Section 252 of the DGCL) and the Articles of Merger (as set forth in Section 33-11-105 of the BCA) (collectively, the “Articles of Merger”) with the Secretary of State of the State of Delaware and the Secretary of State of the State of South Carolina, respectively.  The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3          Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII), or such other date as mutually agreed to by the parties (the “Closing Date”).

1.4          Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the articles of incorporation and bylaws of Parent in effect immediately prior to the Effective Time (subject to the Name Change) shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.5          Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

1.6          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the BCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.7          Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any of the following securities:

(a)           No Effect on Parent Common Stock.  Each share of the common stock, par value $2.50 per share, of Parent (“Parent Common Stock”) outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)           Conversion of Company Common Stock.  Each share of the common stock, par value $0.01 per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be converted into the right to receive 0.4237 shares (the “Exchange Ratio”), subject to adjustment in accordance with Section 1.7(e), of validly issued, fully paid and nonassessable shares of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.2(f), the “Merger Consideration”).

(c)           Series A Preferred Stock.   In the event that each issued and outstanding share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Company Series A Preferred Stock”), with a liquidation preference of $1,000 per share, is not converted prior to, or redeemed prior to or contemporaneously with, the Closing, each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive one share of preferred stock of the Surviving Corporation (the “Parent Preferred Stock”), which shall be designated as Series A Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share (the “Parent Series A Preferred Stock”), and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that, taken as a whole, are not materially less favorable to the holders thereof than the rights, privileges and voting powers, and limitations and restrictions thereof, of the Company Series A Preferred Stock immediately prior to the Effective Time, taken as a whole (the “Preferred Stock Merger Consideration”)

(d)           Cancellation of Certain Shares of Company Stock.  All shares of Company Common Stock and Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration, Preferred Stock Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(e)           Adjustments to Prevent Dilution.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, an appropriate and proportionate adjustment shall be made to the Merger Consideration, the Preferred Stock Merger Consideration, the Exchange Ratio and other dependent items, as applicable.

1.8          Company Options.  Each stock option to acquire shares of Company Common Stock granted under the Company Stock Plan (each, “Company Option”) which is outstanding immediately prior to the Effective Time (whether or not then vested) shall be converted into an obligation of Parent to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any rights in respect of the Company Option, cash in an amount equal to the product of (A) the excess, if any, of the closing price per share of Company Common Stock on the NASDAQ stock exchange on the day immediately prior to the Closing Date over the per-share exercise price of such Company Option, and (B) the number of shares of Company Common Stock subject to such Company Option, less any income or employment tax withholding required under the Code or any provision of applicable Law.  In the event that the product obtained by such calculation with respect to a Company Option is zero or a negative number, then such Company Option shall, immediately prior to the Effective Time, be cancelled for no consideration.  The amount determined in accordance with the foregoing shall be paid to the applicable holder of a Company Option as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date.

1.9          Employee Stock Purchase Plan.  The Company shall (a) ensure that no new offering periods under the Company’s 2004 Employee Stock Purchase Plan (the “Company ESPP”) will commence during the period from the date of this Agreement through the Effective Time, (b) ensure that there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Company ESPP during the current offering period, and (c) ensure that no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time.  The accumulated contributions of the participants in the current Company ESPP offering shall be used to purchase shares of Company common stock within five business days prior to the Effective Time, and the participants’ purchase rights under the ongoing offering shall terminate immediately after such purchase.  As of the Effective Time, the Company shall terminate the Company ESPP.

1.10        Bank Merger.  Immediately following the Effective Time, First Federal Bank, a South Carolina banking corporation and wholly owned subsidiary of Company (“First Federal”), will merge (the “Bank Merger”) with and into SCBT, a South Carolina banking corporation and wholly owned subsidiary of Parent (“Parent Bank”).  Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of First Federal shall cease.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Parent in consultation with Company (the “Subsidiary Plan of Merger”).  In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (x) Company shall cause First Federal to approve the Subsidiary Plan of Merger; Company, as the sole shareholder of First Federal, shall approve the Subsidiary Plan of Merger; and Company shall cause the Subsidiary Plan of Merger to be duly executed by First Federal and delivered to Parent and (y) Parent shall cause Parent Bank to approve the Subsidiary Plan of Merger; Parent, as the sole shareholder of Parent Bank, shall approve the Subsidiary Plan of Merger; and Parent shall cause Parent Bank to duly execute and deliver the

Subsidiary Plan of Merger to Company.  Prior to the Effective Time, Company shall cause First Federal, and Parent shall cause Parent Bank, to execute such articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately after the Effective Time.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1                               Deposit of Merger Consideration.  Promptly after the Effective Time, Parent shall make available to a bank or trust company selected by Parent and reasonably acceptable to Company (the “Exchange Agent”) pursuant to an agreement entered into prior to the Closing (the “Exchange Agent Agreement”), for exchange in accordance with this Article II (a) the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration, (b) the number of shares of Parent Series A Preferred Stock sufficient to deliver the aggregate Preferred Stock Merger Consideration and (c) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (collectively, the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration and the Preferred Stock Merger Consideration.

2.2                               Delivery of Merger Consideration.

(a)                                 As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time (collectively, the “Holders”) of certificates representing shares of Company Common Stock or Company Series A Preferred Stock, as applicable (“Certificates”) that were converted into the right to receive the Merger Consideration or the Preferred Stock Merger Consideration pursuant to Section 1.7 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and Parent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration or the Preferred Stock Merger Consideration, as applicable, and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

(b)                                 Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock or Company Series A Preferred Stock, as applicable, shall be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock or the Preferred Stock Merger Consideration in respect of shares of Company Series A Preferred Stock represented by its Certificate(s), as applicable.  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration or the Preferred Stock Merger Consideration, as applicable, upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

(c)                                  No dividends or other distributions with respect to Parent Common Stock or Parent Series A Preferred Stock (as applicable) shall be paid to the Holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock or Parent Series A Preferred Stock (as applicable) represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock or Parent Series A Preferred Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock or Parent Series A Preferred Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock or Parent Series A Preferred Stock issuable with respect to such Certificate.

(d)                                 In the event of a transfer of ownership of a Certificate representing Company Common Stock or Company Series A Preferred Stock that is not registered in the stock transfer records of Company, the Merger Consideration or Preferred Stock Merger Consideration (as applicable) shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock or Company Series A Preferred Stock (as applicable) shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any portion of the Merger Consideration or Preferred Stock Merger Consideration (as applicable) such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent that the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock or Company Series A Preferred Stock (as applicable) in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e)                                  After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock or Company Series A Preferred Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock or Company Series A Preferred Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration or the Preferred Stock Merger Consideration (as applicable), in accordance with Section 1.7 and the procedures set forth in this Article II.

(f)                                   Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 1.7.  The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g)                                  Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time shall be returned to Parent.  Any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and Preferred Stock Merger Consideration (as applicable) and any unpaid dividends and distributions on the Parent Common Stock or Parent Series A Preferred Stock deliverable in respect of each share of Company Common Stock or Company Series A Preferred Stock (as applicable) such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Any Merger Consideration or Preferred Stock Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Series A Preferred Stock (as applicable) for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)                                 In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(i)                                     Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company stockholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of (A) the whole number of shares of the Parent Common Stock portion of the Merger Consideration into which shares of Company Common Stock are converted in the Merger or (B) the whole number of shares of Parent Series A Preferred Stock into which shares of Company Series A Preferred Stock are converted in the Merger and (iii) the method of payment of the cash in lieu of fractional shares of Parent Common Stock.

(j)                                    In the case of outstanding shares of Company Common Stock or Company Series A Preferred Stock (as applicable) that are not represented by Certificates, the parties shall make such adjustments to Article I and Article II as are necessary or appropriate to implement the same purpose and effect that Article I and Article II have with respect to shares of Company Common Stock or Company Series A Preferred Stock (as applicable) that are represented by Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Company delivered herewith (the “Disclosure Schedule”) (provided that each exception set forth in the Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (b) disclosed in any report, schedule, form or other document filed with the SEC by Company prior to the date hereof and on or after the date on which Company filed with the SEC its Quarterly Report on Form 10-Q for the three months ended September 30, 2012 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows:

3.1                               Corporate Organization.

(a)                                 Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization.  The deposit accounts of First Federal are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Company or First Federal when due.  First Federal is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.  Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  True and complete copies of the Company’s Certificate of Incorporation, as amended (the “Company Certificate of Incorporation”), and Amended and Restated Bylaws (the “Company Bylaws”), and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each Company Subsidiary, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Parent.  Neither Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Company Subsidiary, as applicable.

(b)                                 Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each a “Company Subsidiary” and collectively the “Company Subsidiaries”).  Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or Contracts by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto.  Except for its interests in Company Subsidiaries and as set forth in Section 3.1(b) of the Disclosure Schedule, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

3.2                               Capitalization.  The authorized capital stock of Company consists of 34,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock.  As of the date of this Agreement, there are (a) 16,526,752 shares of Company Common Stock issued and outstanding, (b) 4,938,411  shares of Company Common Stock held in treasury, (c) 256,819 shares of Company Common Stock reserved for issuance upon the exercise of Company Options, (d) 65,000 shares of Company Series A Preferred Stock issued and outstanding, (e) 241,696 shares of Company Common Stock reserved for issuance upon the exercise of the warrant to purchase shares of Company Common Stock issued by Company to the United States Department of the Treasury (“Treasury”) pursuant to the Securities Purchase Agreement, dated as of December 5, 2008, between Company and Treasury (the “Treasury Warrant”) and (f) no other shares of capital stock or other equity or voting securities of Company issued, designated, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Company.  Except for the Junior Subordinated Deferrable Interest Debt Securities due April 6, 2034, Series A issued to First Financial Capital Trust I and the related 7.0% Capital Securities, Series A issued by such trust, as of the date of this Agreement, no trust preferred or subordinated debt securities of Company are issued or outstanding.  Except for the Treasury Warrant and the Company Options outstanding as of the date hereof and set forth on Section 3.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”), any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.  Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option outstanding as of the date of this Agreement and the holder and exercise price for each such Company Option.  Other than the Company Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.  Company has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Affiliates.

3.3                               Authority; No Violation.

(a)                                 Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously adopted by the board of directors of Company, the board of directors of Company has resolved to recommend to Company’s stockholders the approval of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).  This Agreement has been duly and validly executed and delivered by Company.  Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)                                 Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate of Incorporation or Company Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.4                               Consents and Approvals.  Except as disclosed in Section 3.4(a) of the Disclosure Schedules and for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the South Carolina State Board of Financial Institutions, the South Carolina Office of the Commissioner of Banking, and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”) and the Securities Act, (c) the filing of the Articles of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of South Carolina pursuant to the DGCL and the BCA, respectively, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such Parent Common Stock on the NASDAQ Global Select Market (the “NASDAQ”) and (g) approval of the Financial Industry Regulatory Authority (“FINRA”) to the change in ownership of First Southeast 401(k) Fiduciaries, Inc. (“First Southeast”) that will occur at the Effective Time no material notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby.  The only material third-party consents necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 3.4(b) of the Disclosure Schedule.

3.5                               Reports.

(a)                                 Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2010 with (a) the Federal Reserve, the FDIC, the South Carolina State Board of Financial Institutions, the South Carolina Office of the Commissioner of Banking and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Company, Parent and their respective Subsidiaries (collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2010, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.  Any such Report regarding Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(b)                                 Company has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2010 (the “Company SEC Documents”).  Company has made available to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof.  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Company SEC Documents.  None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as set forth in Section 3.5(b) of the Disclosure Schedule, none of Company’s Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

3.6                               Financial Statements.

(a)                                 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)                                 Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Company and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s and its Subsidiaries’ assets that could have a material effect on Company’s financial statements.

(c)                                  Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Company required under the Exchange Act with respect to such reports. Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Company’s auditors and the audit committee of the board of directors of Company and on Section 3.6(c) of the Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(d)                                 Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as set forth on Section 3.6(d) of the Disclosure Schedule, neither Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries. Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  The books and records kept by Company and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.  The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.

(f)                                   Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.

3.7                               Undisclosed Liabilities.  The unaudited consolidated balance sheet of Company dated as of September 30, 2012 (the “Balance Sheet Date”) contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Balance Sheet.” Neither the Company nor any of its Subsidiaries has any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date, other than liabilities that (i) are reflected or reserved against on the Balance Sheet (including in the notes thereto), (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

3.8                               Absence of Certain Changes or Events.  Since September 30, 2012, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) neither Company nor any of its

Subsidiaries has taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Sections 5.2(a), 5.2(b), 5.2(c) (other than any actions set forth in Section 5(c) that would be immaterial to the Company), 5.2(d) (other than the transactions  contemplated by Section 5.2(d) of the Disclosure Schedule), 5.2(f), 5.2(g), 5.2(h), 5.2(i), 5.2(j), 5.2(k), 5.2(m), 5.2(n), 5.2(o), 5.2(p), or 5.2(r); and (c) there has not been any Material Adverse Effect.

3.9          Legal Proceedings.  Except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries.  Except as set forth in Section 3.9 of the Disclosure Schedule, each matter set forth on Section 3.9 of the Disclosure Schedule is insured under insurance policies set forth on Section 3.19 of the Disclosure Schedules with reputable insurers in such amounts as constitute reasonably adequate coverage with respect to each such matter.  There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

3.10        Taxes and Tax Returns.

(a)           Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) (i) all income Tax Returns and (ii) all other Tax Returns where the failure to file such Tax Returns would be reasonably expected to result in a material liability, in each case, including all such federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns) other than Taxes being contested in good faith for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.  Through the date hereof, Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on their financial statements.  Company and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

(b)           No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c)           No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d)           There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Company or any of its Subsidiaries.

(e)           There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company and any of its Subsidiaries, which waiver or extension is in effect.

(f)            All material Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity.  Company and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g)           Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h)           Except as set forth in Section 3.14(a)(v) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (except for agreements not primarily relating to Taxes and entered in the ordinary course of business of the Company to indemnify lenders or security holders in respect of Taxes).

(i)            Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)            Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k)           Since January 1, 2010, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).

(l)            Neither Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement,

(iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(m)          Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(n)           No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

(o)           Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11        Employee Benefit Plans.

(a)           Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other Contracts to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, or Contracts, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b)           Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable):  (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the U.S. Department of Labor or the IRS, (vii) all amendments, modifications or material supplements to any Company Benefit Plan, and (viii) any related trust agreements, insurance Contracts or documents of any other funding arrangements relating to a Company Benefit Plan.  Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

(c)           Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d)           All contributions required to be made to any Company Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(e)           Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A)  complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS.  No compensation payable by Company or any Company Subsidiary has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code.  No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(f)            Section 3.11(f) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(g)           No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has Company or any of its Subsidiaries or ERISA Affiliates in the past maintained an employee benefit plan subject to Title IV of ERISA.

(h)           (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(i)            Neither Company, nor any of its Subsidiaries, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.  Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(j)            Except for the individual amounts (listed by employee or director) set forth on Section 3.11(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  True, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby are included in Section 3.11(j) of the Disclosure Schedule.

(k)           There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing.  Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

(l)            Each of Company and its Subsidiaries are, and have been at all relevant times, in compliance with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively, “EESA”).  Each Company employee who is subject to the limitations imposed under EESA has executed a waiver of claims against Company and its Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.

(m)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.  No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to Company’s Knowledge, threatened.

3.12        Labor Matters.  There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority.  There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.  Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and, except as set forth in Section 3.9 of the Disclosure Schedule, there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted against Company or that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity that would result in liability to Company or any of its Subsidiaries.  Company and each of its Subsidiaries is in compliance with all applicable Laws in respect of employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements.  Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

3.13        Compliance with Applicable Law.

(a)           Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, taken as a whole, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries, taken as a whole.

(b)           Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)           Each of Company and First Federal is “well-capitalized” (as such term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Company’s or First Federal’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Company’s or First Federal’s primary federal bank regulator), and the rating of First Federal under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Neither Company nor First Federal has been informed that its status as “well-capitalized,” “well managed” or, in the case of First Federal, for CRA purposes, “satisfactory,” will change within one (1) year.

3.14        Material Contracts.

(a)           Except as set forth on Section 3.14(a) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each Contract of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a “Material Contract”):

(i)            any Contract that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)           any Contract entered into since January 1, 2010 (and any Contract entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(iii)          any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging Contracts or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower, or guarantor and where the amount is in excess of $250,000, other than Contracts evidencing deposit liabilities, endorsements and guarantees in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

(iv)          any Contract limiting (or purporting to limit) the freedom of Company or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally (in each case, other than to a de minimis extent);

(v)           any Contract with any Affiliate of Company or any of its  Subsidiaries;

(vi)          any agreement of guarantee, support or indemnification by Company or any of its Subsidiaries, assumption or endorsement by Company or any of its Subsidiaries of or any similar commitment by Company or any of its Subsidiaries with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vii)         any Contract that would be terminable other than by Company or any of its Subsidiaries or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events);

(viii)        any alliance, cooperation, joint venture, shareholders’ partnership or similar Contract involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

(ix)          any employment Contract with any employee or officer of Company or any of its Subsidiaries;

(x)           any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries, other than in connection with the sale of

Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(xi)          any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xii)         any material Contract that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein;

(xiii)        any lease or other Contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $100,000;

(xiv)        any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $100,000 per year;

(xv)         any Contract that is a shared loss Contract (including any related or ancillary Contract) with the FDIC (each such Contract or related or ancillary Contract, a “Loss Share Agreement”); and

(xvi)        any Contract not listed above that is material to the financial condition, results of operations or business of Company or any of its Subsidiaries.

(b)           Company and each of its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of Company) to be in default in respect of, each Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries.  Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company and its Subsidiaries.  True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

3.15        Agreements with Regulatory Agencies.  Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Disclosure Schedule, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

3.16        Investment Securities.

(a)           Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries, taken as a whole.  Such securities are valued on the books of Company and each of its Subsidiaries in accordance with GAAP.

(b)           Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Company and each such Subsidiary believes are prudent and reasonable in the context of such businesses.

3.17        Derivative Instruments.  Section 3.17 of the Disclosure Schedule lists all Derivative Transactions, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or any of its Subsidiaries.  All Derivative Transactions: (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of Company or its Subsidiaries and, to Company’s Knowledge, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  Company and its Subsidiaries and, to Company’s Knowledge, the counterparties to all such Derivative Transactions have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.  As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18        Environmental Liability.

(a)           Each of Company and its Subsidiaries, and, to Company’s Knowledge (except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company), any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (all such laws “Environmental Laws”).

(b)           There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.  To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.

(c)           Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company, to the Knowledge of Company, during or prior to the period of (i) Company’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Company’s or any of its Subsidiaries’ participation in the management of any property or (iii) Company’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.

(d)           Company and each of its Subsidiaries are not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2010 assessing the presence of hazardous materials located on any property owned or leased by Company or any of its Subsidiaries that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19        Insurance.  Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries.  Section 3.19 of the Disclosure Schedule sets forth a true and complete list of all insurance policies applicable and available to Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or any of its Subsidiaries (the “Company Policies”) and Company has made available true and complete copies of all such Company Policies to Parent.  Except as set forth in Section 3.19 of the Disclosure Schedule, there is no material claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.  Each Company Policy is in full force and effect and all premiums payable by Company or any of its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable.  Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

3.20        Title to Property.

(a)           Section 3.20(a) of the Disclosure Schedule lists (i) all real property, including other real estate owned (“OREO”), owned by Company or any Company Subsidiary (the “Owned Real Property”), (ii) all leases, subleases, licenses or other Contracts (including all amendments, modifications, and supplements thereto) pursuant to which Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

(b)           Except as would not be material to Company or its Subsidiaries, Company or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (D) collectively, “Permitted Encumbrances”), and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.  Since September 30, 2012, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to Company’s Knowledge, is the subject of a pending or contemplated taking which has not been consummated).  All of the land, buildings, structures, plants, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company’s or such Subsidiary’s business, other than those items that comprise part of the Owned Real Property, are included in the Leased Premises.

(c)           Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) except with respect to any OREO on the Balance Sheet, any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.  Except with respect to any OREO on the Balance Sheet, all buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the current purposes to which they are used in the conduct of Company’s and its Subsidiaries’ business.  Company and its Subsidiaries do not use in their businesses any material real property other than the Owned Real Property and the Leased Premises.

(d)           Other than as disclosed in Section 3.14(b) of the Disclosure Schedule, each of the Real Property Leases and each of the Tenant Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(e)           Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Company’s and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws.

(f)            Except as would not be material to Company, (i) Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired, used or obtained in the ordinary course of the operation of the business of Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Company or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

3.21        Intellectual Property.

(a)           Company and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and any of its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and any of its Subsidiaries.

(b)           Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of Company, no third party has infringed upon, misappropriated or violated any Company Intellectual Property.  Neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or, except as set forth on Section 3.21(b) of the Disclosure Schedule, permits third parties to use any Company Intellectual Property rights.  Except as set forth on Section 3.21(b) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

(c)           Except as set forth in Section 3.21(c) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any material agreement in which either the Company or any of its Subsidiaries is obligated to indemnify any Person against a claim of infringement or misappropriation of any Intellectual Property.

(d)           For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with:  all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, net lists, technology, websites, know-how, trade secrets, inventory, ideas, algorithms, processes, and computer software programs or applications (but excluding commercial off-the-shelf software available on reasonable terms).

3.22        Broker’s Fees.  Neither Company nor any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except for Sandler O’Neill & Partners, L.P., pursuant to an agreement a copy of which has been previously provided to Parent.

3.23        Investment Adviser and Broker-Dealer Subsidiaries.

(a)           Except as has not had, nor is reasonably likely to have, a Material Adverse Effect, each of the Company Subsidiaries that (A) is required to be registered, licensed or qualified as an investment-adviser (an “Advisory Entity”), (B) is required to be registered, licensed or qualified as a broker-dealer (a “Broker-Dealer”) or (C) is required to be registered, licensed or qualified as an insurance agency or broker (a “Insurance Entity”)  (i) has operated since January 1, 2010 and is currently operating in compliance with all Laws applicable to it, its business and its employees or independent contractors and (ii) has all registrations, permits, licenses, exemptions, orders, approvals and SRO memberships required for the operation of its business or ownership of its properties and assets substantially as presently conducted.  Except as has not had, nor is reasonably likely to have, a Material Adverse Effect, there is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals. All Advisory Entities, Broker-Dealers and Insurance Entities are listed in Section 3.23(a) of the Disclosure Schedule, along with a list of all permits, licenses, exemptions, orders, approvals and SRO memberships held by each such entity.

(b)           Each Advisory Entity has at all times since January 1, 2010 rendered investment-advisory services in all material respects in compliance with each Contract for services provided in its capacity as an Advisory Entity (an “Advisory Contract”) to which it is a party.

(c)           The provision of advisory services to, and the accounts of each party to an Advisory Contract (other than the applicable Advisory Entity) or any other advisory client of the Company Subsidiaries (each an “Advisory Client”) subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(d)           Each Broker-Dealer maintains its minimum net capital in compliance with all applicable legal requirements of the SEC and in an amount sufficient to ensure that it has not been required to file a notice under Rule 17a-11 under the Exchange Act or similar net capital notice provision of any SRO of which such Broker-Dealer is a member.

(e)           Company has made available to Parent true and complete copies of (i) each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2010 by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”), reflecting all amendments thereto filed with the SEC to the date hereof (each, a “Form ADV”) and (ii) each Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2010 by each Broker-Dealer, reflecting all amendments thereto filed with the SEC to the date hereof (each, a “Form BD”).  Each Advisory Entity or Broker-Dealer has timely filed each such Form ADV and Form BD, respectively, and has timely filed all reports, forms, notices and other filings required to be filed with any Governmental Entity with respect to its business.  Each of the Form ADVs and Form BDs, and each such other report, form, notice or other filing with any Governmental Entity, are in compliance in all material respects with the requirements of applicable Law and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time such statements were made.  Since January 1, 2010, each Advisory Entity has made available to each Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(f)            Except as disclosed on the applicable Form ADV or Form BD filed prior to the date of this Agreement, none of the Company, any of its Subsidiaries nor to the

Knowledge of Company any of their directors, officers, employees, “associated person of a broker-dealer” (as defined in the Exchange Act) or “supervised persons” (as defined in the Investment Advisers Act) has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws which would be required to be disclosed on Form ADV or Form BD.  Except as disclosed on such Form ADV or Form BD filed prior to the date of this Agreement, none of Company’s Subsidiaries nor, to the Knowledge of Company, any of its directors, officers, employees, associated persons of a broker-dealer or supervised persons has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.  Except as disclosed on such Form ADV or Form BD filed prior to the date of this Agreement, none of Company’s Subsidiaries nor, to the Knowledge of Company, any of its directors, officers, employees, associated persons of a broker-dealer or supervised persons is or has been ineligible to serve as an investment adviser or investment advisor representative under the Investment Advisers Act, or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”).  No action, proceeding or investigation is pending, or to the Knowledge of Company, reasonably expected to result in the ineligibility of any such Person or that would provide a basis for such ineligibility.

(g)           None of Company nor its Subsidiaries serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company or are required to register as an “investment company” within the meaning of the Investment Company Act.

(h)           Company has made available to Parent true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity or Broker-Dealer by a Governmental Entity since January 1, 2010 and the Advisory Entity’s or Broker-Dealer’s (as applicable) responses thereto, if any.

3.24        Loans.

(a)           Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Company or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements (including building and loan agreements), guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b)           The information with respect to each Loan set forth in the file located at Section 5.8.2 and the file located at 5.8.8.1 in the electronic data room provided by Company to Parent, as such data room existed at 1:00pm EST on February 17, 2013(the “Loan Tape”), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape, is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of December 31, 2012.

(c)           (i) Section 3.24(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) except as set forth on Section 3.24(c) of the Disclosure Schedule, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(d)           Each Loan payable to Company or any of its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(e)           Each outstanding Loan (including Loans held for resale to investors) payable to Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary), and during the period of time in which such Loan was originated, held or serviced by Company or any of its Subsidiaries, the relevant Loan Documentation was being maintained, in all material respects in accordance with Company’s or its Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(f)            With respect to each Loan payable to Company or any of its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the Loan Documentation, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(g)           Except as set forth in Section 3.24(g) of the Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h)           Company’s allowance for loan losses is, and has been since January 1, 2010, in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(i)            Section 3.24(i) of the Disclosure Schedule identifies each Loan payable to Company or any of its Subsidiaries that (i) as of December 31, 2012 (A) was on non-accrual status, (B) a specific reserve allocation existed in connection therewith, (C) was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (D) was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of December 31, 20012 was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import.  For each Loan identified in response to clause (i) or (ii) above, Section 3.24(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of December 31, 2012.

3.25        Customer Relationships.

(a)           Each trust or wealth management customer of Company or any of its Subsidiaries has been in all material respects originated and serviced (A) in conformity with the applicable policies of Company and its Subsidiaries, (B) in accordance with the terms of any applicable Contract governing the relationship with such customer, (C) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (D) consistent with each customer’s risk profile and (E) in compliance with all applicable Laws and Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder.  Each Contract governing a relationship with a trust or wealth management customer of Company or any of its Subsidiaries has been duly and validly executed and delivered by Company and each Subsidiary and, to the Knowledge of Company, the other contracting parties, each such Contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, and Company and its Subsidiaries and the other parties thereto have duly performed in all material respects their obligations thereunder and Company and its Subsidiaries and, to the Knowledge of Company, such other person is in compliance with each of the terms thereof.

(b)           No Contract governing a relationship with a trust or wealth management customer of Company or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to Company or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(c)           (A) None of Company, any of its Subsidiaries or any of their respective directors, officers or employees is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of Company or any of its Subsidiaries and (B) none of the directors, officers and employees of Company or any of its Subsidiaries is a party to any Contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of Company or any of its Subsidiaries after the Closing Date.

(d)           Each account opening document, margin account agreement, Advisory Contract and customer disclosure statement with respect to any trust or wealth management customer of Company or any of its Subsidiaries conforms in all material respects to the forms made available to Parent prior to the Closing Date.

(e)           All other books and records primarily related to the trust and wealth management businesses of each of Company and each of its Subsidiaries include documented risk profiles signed by each such customer.

3.26        Related Party Transactions.

(a)           Section 3.26(a) of the Disclosure Schedule identifies all Contracts between Company or any of its Subsidiaries, on the one hand, and any stockholder (which to Company’s Knowledge beneficially owns five percent (5%) or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all Contracts pursuant to which any stockholder (which to Company’s Knowledge beneficially owns five percent (5%) or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such Contracts between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand.  Except as set forth on Section 3.26(a) of the Disclosure Schedule, no relationship, direct or indirect, exists between or among Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, stockholder, customer or supplier of Company or any of its Affiliates, on the other hand, that would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act.  As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or by any other means.

(b)           To the Knowledge of Company, no stockholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

3.27        Takeover Laws and Provisions.  The adoption by the board of directors of Company of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated in this Agreement the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law and any potentially applicable provision of the Company Certificate of Incorporation and the Company Bylaws (including, for the avoidance of doubt, Section 203 of the DGCL and Articles XII and XIII of the Company Certificate of Incorporation) (collectively, the “Takeover Provisions”).  No “fair price” Law or Company Certificate of Incorporation or similar Company Bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

3.28        Approvals.  As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.29        Company Information.  None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Joint Proxy Statement and/or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Joint Proxy Statement or any such amendment or supplement thereto is first mailed to Company’s stockholders or Parent’s shareholders or at the time Company’s stockholders or Parent’s shareholders vote on the matters constituting the Company Stockholder Approval or Parent Shareholder Approval, respectively, or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Company in this Section 3.29 with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or such other applications, notifications or other documents.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  If at any time prior to the Effective Time any event should be discovered by Company or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Company shall promptly so inform Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (b) disclosed in any report, schedule, form or other document filed with the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Quarterly Report on Form 10-Q for the three months ended September 30, 2012 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent hereby represents and warrants to Company as follows:

4.1                               Corporate Organization.

(a)                                 Parent and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization.  The deposit accounts of Parent Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Parent or Parent Bank when due.  Parent Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.  Parent and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Parent and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  True and complete copies of Parent’s Amended and Restated Articles of Incorporation, as amended (the “Parent Articles of Incorporation”), and Amended and Restated Bylaws (the “Parent Bylaws”), in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Company.  Parent is not in violation of any of the provisions of the Parent Articles of Incorporation or Parent Bylaws.

(b)                                 Section 4.1(b) of the Parent Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Parent (each a “Parent Subsidiary” and collectively the “Parent Subsidiaries”).  Section 4.1(b) of the Parent Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or Contracts by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of Parent Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Parent or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind Lien with respect thereto.  Except for its interests in Parent Subsidiaries and as set forth in Section 4.1(b) of the Parent Disclosure Schedule, Parent does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.2                               Capitalization.  The authorized capital stock of Parent consists of (a) 40,000,000 shares of Parent Common Stock, of which, as of December 31, 2012 (the “Parent Capitalization Date”), 16,937,464 shares were issued and outstanding and no shares were held in treasury and (b) 10,000,000 shares of Parent Preferred Stock, none of which were issued and outstanding as of the Parent Capitalization Date.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  As of the Parent Capitalization Date, there were 1,660,440 shares of Parent Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Parent’s equity compensation plans (the “Parent Options”).  As of the date of this Agreement, except pursuant to (i) this Agreement; (ii) the Parent Options and (iii) Parent’s equity compensation plans, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  As of the Parent Capitalization Date, no Voting Debt of Parent is issued or outstanding.  The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3                               Authority; No Violation.

(a)                                 Parent has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously adopted by the board of directors of Parent, the board of directors of Parent has resolved to recommend to Parent’s shareholders the approval of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Parent has been taken, subject to the approval by the affirmative vote of two-thirds of the votes entitled to be cast by the holders of shares of Parent Common Stock (the “Parent Shareholder Approval”), and, with respect to the Name Change, the approval by the affirmative vote of two-thirds of the votes entitled to be cast by the holders of shares of Parent Common Stock.  This Agreement has been duly and validly executed and delivered by Parent.  Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)                                 Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) subject to the Name Change, violate any provision of the Parent Articles of Incorporation or Parent Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Parent or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect.

4.4                               Consents and Approvals.  Except as disclosed in Section 4.4(a) of the Disclosure Schedules and for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Articles of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of South Carolina pursuant to the DGCL and the BCA, respectively, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement (f) approval of listing of such Parent Common Stock on the NASDAQ and (g) approval of FINRA to the change in ownership of First Southeast that will occur at the Effective Time, no material consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the transactions contemplated hereby, expect for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5                               Reports.

(a)                                 Parent and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2010 with the Regulatory Agencies, and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2010, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.  Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Parent and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Parent, examination or investigation by, any Regulatory Agency into the business or operations of Parent or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Parent or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(b)                                 Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2010 (the “Parent SEC Reports”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, applicable to such Parent SEC Reports. None of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Parent’s Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

4.6                               Financial Statements.

(a)                                 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)                                 Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the

Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Parent and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on the Parent’s financial statements.

(c)                                  Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the board of directors of Parent and on Section 4.6(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d)                                 Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate in all material respects.  Neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries.  Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)                                  The books and records kept by Parent and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.  The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(f)                                   Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements.

4.7                               Undisclosed Liabilities.  The unaudited consolidated balance sheet of Parent dated as the Balance Sheet Date contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.”  Neither Parent nor any of its Subsidiaries has any liabilities or obligations, whether absolute, accrued, contingent or otherwise, known or unknown, and whether due or to become due, except (i) those liabilities fully accrued or reserved against in the Parent Balance Sheet, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole or (iii) for liabilities incurred in connection with the transactions contemplated by this Agreement.

4.8                               Absence of Certain Changes.  Since September 30, 2012, (a) Parent and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices, (b) Parent has not taken any of the actions that Parent has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.3 and (c) there has not been any Parent Material Adverse Effect.

4.9                               Legal Proceedings.

(a)                                 Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)                                 There is no injunction, order, judgment or decree imposed upon Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.10                        Compliance with Applicable Law.

(a)                                 Parent and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Parent and its Subsidiaries, taken as a whole, and neither Parent nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Parent and its Subsidiaries, taken as a whole.

(b)                                 Except as would not be material to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)                                  Each of Parent and Parent Bank is “well-capitalized” (as such term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Parent’s or Parent Bank’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Parent’s or Parent Bank’s primary federal bank regulator), and the rating of Parent Bank under the CRA is no less than “satisfactory.”  Neither Parent nor Parent Bank has been informed that its status as “well-capitalized,” “well managed” or, in the case of Parent Bank, for CRA purposes, “satisfactory,” will change within one (1) year.

4.11                        Tax Matters.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.12                        Agreements with Regulatory Agencies.  Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Parent Regulatory Agreement.

4.13                        Environmental Matters.

(a)                                 Each of Parent and its Subsidiaries, and, to Parent’s Knowledge (except as set forth in written third-party environmental reports included in the relevant Loan

Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Parent), any property in which Parent or any of its Subsidiaries holds a security interest, is in material compliance with all Environmental Laws.

(b)                                 There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.  To the Knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(c)                                  Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Parent, to the Knowledge of Parent, during or prior to the period of (i) Parent’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Parent’s or any of its Subsidiaries’ participation in the management of any property or (iii) Parent’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(d)                                 Parent and each of its Subsidiaries are not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2010 assessing the presence of hazardous materials located on any property owned or leased by Parent or any of its Subsidiaries that is within the possession or control of Parent and its Affiliates as of the date of this Agreement that has not been delivered to Company prior to the date of this Agreement.

4.14                        Intellectual Property.

(a)                                 Parent and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Parent and any of its Subsidiaries as of the date hereof (collectively, the “Parent Intellectual Property”) in the manner that it is currently used by Parent and any of its Subsidiaries.

(b)                                 Neither Parent nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of Parent, no third party has infringed upon, misappropriated or violated any Parent Intellectual Property.  Neither Parent nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or, except as set forth on Section 4.14(b) of the Parent Disclosure Schedule, permits third parties to use any Parent Intellectual Property rights.  Except as set forth on Section 4.14(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Parent Intellectual Property.

(c)                                  Neither Parent nor any of its Subsidiaries is a party to any material agreement in which either Parent or any of its Subsidiaries is obligated to indemnify any Person against a claim of infringement or misappropriation of any Intellectual Property.

4.15                        Broker’s Fees.  Except for Keefe, Bruyette & Woods, Inc., neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.16                        Approvals.  As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.17                        Parent Information.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement and/or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Joint Proxy Statement or any such amendment or supplement thereto is first mailed to Company’s stockholders or Parent’s shareholders or at the time Company’s stockholders or Parent’s shareholders vote on the matters constituting the Company Stockholder Approval or the Parent Shareholder Approval, respectively, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Parent in this Section 4.17 with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by Parent which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Parent shall promptly so inform Company.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Business of Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as expressly permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2                               Forbearances of Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)                                 (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, Federal Home Loan Bank borrowings with maturities of six months or less, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice; provided that, Company shall consult with Parent in good faith with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six (6) months;

(b)                                 (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary, (B) regular quarterly dividends on Company Common Stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof and payment dates consistent with past practice, (C) required dividends on the Company Series A Preferred Stock and (D) dividends in respect of the outstanding trust preferred securities of Company as of the date hereof) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Company’s capital stock or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary (except for issuances (A) pursuant to the exercise of the Treasury Warrant or (B) upon the exercise of Company Stock Options outstanding as of the date hereof) or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)           sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including OREO, to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to Section 5.2(k), sales of OREO, Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company or (ii) as expressly required by Contracts in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;

(d)           (i) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

(e)           except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in,  any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any increase in cost to Parent, Company or any of their respective Subsidiaries, (iii) increase or agree to increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due), (iv) enter into any new, amend or commence participation in any existing, collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) grant any awards or accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans or (vii) (A) hire, transfer or promote any employee of Company or any of its Subsidiaries (or with respect to hiring, who will become an employee of Company or any of its Subsidiaries), who has (or with respect to hiring, will have) annual base compensation of $100,000 or more or (B) terminate the employment of any employee other than a termination of employment in the ordinary course of business consistent with past practice;

(f)            (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $200,000 individually or $500,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g)           pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business consistent with past practice;

(h)           (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by Grant Thornton LLP, its independent auditors, or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(i)            make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(j)            adopt or implement any amendment to its certificate or articles of incorporation or any changes to its bylaws or comparable organizational documents;

(k)           (i) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (ii) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or any collateralized debt obligations or private label (non-agency) mortgage-backed securities;

(l)            enter into, modify, amend or terminate any Contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any Contract of the sort required to be disclosed pursuant to Section 3.14(a)(i), (iv), (v), (vii), (viii), (x), (xi), (xii) or (xv);

(m)          change in any material respect the credit policies and collateral eligibility requirements and standards of Company;

(n)           except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(o)           permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

(p)           make, or commit to make, any capital expenditures in excess of $200,000 in the aggregate, other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(p) of the Disclosure Schedule;

(q)           without previously notifying and consulting with Parent (through Parent’s Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), (i) make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by Company and committed to, in each case prior to the date hereof and set forth in 5.2(q) of the Disclosure Schedule, (A) in an amount exceeding, for any such individual Loan or commitment (or renewal or extension), $1,500,000 or (B)  for any Loan relationship having total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000 (whether prior to or after giving effect to any such Loan or commitment (or renewal or extension)); provided, that, in the case of this clause (B), with respect to any Loan relationship having total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000 as of the date hereof, such Loans or commitments (or renewals or extensions) shall be permitted so long as not resulting in an increase in total credit exposure (in the aggregate between the date hereof and the Closing) to the applicable borrower (and its Affiliates) of greater than the lesser of (1) 10% of such total credit exposure as of the date hereof and (2) $1,500,000; or (ii) amend, renew, restructure or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000; provided, that, in the case of this clause (ii), with respect to any Loan relationship having total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000 as of the date hereof, such amendments, renewals, restructurings or modifications shall be permitted so long as not resulting in an increase in total credit exposure (in the aggregate between the date hereof and the Closing) to the applicable borrower (and its Affiliates) of greater than the lesser of (1) 10% of such total credit exposure as of the date hereof and (2) $1,500,000;

(r)            take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the Closing (including the Bank Merger), except, in every case, as may be required by applicable Law;

(s)            take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(t)            agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Company in support of, any of the actions prohibited by this Section 5.2.

5.3          Forbearances of Parent.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule or as expressly required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Company:

(a)           amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

(b)           take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the Closing (including the Bank Merger), except, in every case, as may be required by applicable Law;

(c)           take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)           agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Parent in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)           Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger immediately after the Effective Time and to continue any Contract of Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such Contracts, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Regulatory Approvals”).  The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.  Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and Company and its Subsidiaries shall not be permitted (without Parent’s written consent in its sole discretion), to (i) take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Company or any of their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Parent and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, in each case measured on a scale relative to Company and its Subsidiaries taken as a whole (including, for the avoidance of doubt, any determination by an Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein, including simultaneously with the Effective Time (any of the foregoing, a “Materially Burdensome Regulatory Condition”) or (ii) agree to any Loss Share Agreement Condition; provided that, if requested by Parent, then Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only in the event the Closing occurs.

(b)           Subject to applicable Law relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c)           Subject to applicable Law (including applicable Law relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, subject to applicable Law,  (i) Company and Parent shall promptly furnish each other with copies of nonconfidential notices or other communications received by Company, Parent or any of their respective Subsidiaries (or written summaries of communications received orally) from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) Parent shall provide Company a reasonable opportunity to review in advance any proposed nonconfidential communication to, including any filings with or other nonconfidential written materials submitted to, any Governmental Entity and (iii) Parent shall consider in good faith Company’s views with respect to, and confer in good faith with Company to resolve, any disagreement as to strategy with respect to any nonconfidential communication by Company or any of its Subsidiaries with any Governmental

Entity or third party relating to the transactions contemplated by this Agreement.  Company and Parent shall not, and shall cause their respective Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Parent or Company, as applicable in advance and, to the extent not prohibited by applicable Law, gives Parent or Company, as applicable, the opportunity to attend and participate.  Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

6.2          Access to Information.

(a)           Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and its Subsidiaries, businesses, financial conditions and operations and such access to the properties, books and records and personnel of Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries.

(b)           Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3          SEC Filings and Shareholder Approval.

(a)           Company shall take all action necessary in accordance with the DGCL and the Company Certificate of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Stockholders Meeting”).  Subject to Section 6.9, the board of directors of Company shall (i) recommend to Company’s stockholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Joint Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Company Stockholder Approval.  Company agrees that it has an unqualified obligation to submit this Agreement to its stockholders at the Company Stockholders Meeting.

(b)           Parent shall take all action necessary in accordance with the BCA and the its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Parent Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Parent Shareholders Meeting”) and of obtaining the requisite approval of Parent’s shareholders with respect to the proposed change of the name of the Surviving Corporation, effective as of the Effective Time, to “First Financial Holdings, Inc.” (the “Name Change”).  Subject to Section 6.9, the board of directors of Parent shall (i) recommend to Parent’s shareholders the approval of this Agreement and the Merger (the “Parent Board Recommendation”), and of the Name Change, (ii) include the

Parent Board Recommendation in the Joint Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval and the requisite approval of Parent’s shareholders with respect to the Name Change.  Parent agrees that it has an unqualified obligation to submit this Agreement to its shareholders at the Parent Shareholders Meeting.

(c)           Company and Parent shall cooperate to as promptly as practicable prepare and file with the SEC a joint proxy statement/prospectus relating to the Company Stockholders Meeting and the Parent Shareholders Meeting (the “Joint Proxy Statement”).  Company and Parent shall as promptly as practicable prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and Parent and Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing.  The Joint Proxy Statement, and any amendment or supplement thereto, shall include the Company Board Recommendation and the Parent Board Recommendation.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.  If, at any time prior to the receipt of the Company Stockholder Approval and the Parent Shareholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment or supplement to the Joint Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders and Parent’s shareholders.

6.4          Public Disclosure.  Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company.  Thereafter, Parent and Company shall consult with and provide each other reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law.  In addition, neither Company nor Parent shall issue any such press release or such other statement or comment without the prior approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law.

6.5          Employee Benefit Matters.

(a)           From the Closing Date through the first anniversary thereof (the “Continuation Period”), Parent shall maintain or cause to be maintained life insurance, accidental death and disability and medical benefit plans for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date and continue to be actively employed after the Effective Time (“Covered Employees”) that provide life insurance, accidental death and disability and medical benefits (while a Covered Employee is employed during the Continuation Period) that, in the aggregate, are substantially comparable to the life insurance, accidental death and disability and medical benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided that until such time as Parent shall cause Covered Employees to participate in the life insurance, accidental death and disability and medical benefit plans that are made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in life insurance, accidental death and disability and medical benefit plans of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Parent plans may commence at different times).  For the avoidance of doubt, during the Continuation Period, each Covered Employee shall, subject to meeting the applicable eligibility requirements, be eligible to receive benefits upon qualifying terminations of employment that are consistent with the terms of Parent’s standard severance policy for its employees (the “Salary Continuation Policy”) (and not pursuant to the terms of any severance plan or policy maintained by Company) ; provided, however, that any Covered Employees who are eligible to receive severance benefits, change in control benefits or any enhanced payments pursuant to any individual employment arrangement, change in control arrangement or deferred compensation plan shall not be eligible to receive severance benefits under the Salary Continuation Policy.

(b)           To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation and vesting under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c)           If requested by Parent in writing delivered to Company not less than ten (10) Business Days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”) and to ensure that the account balances of the participants in the Company 401(k) Plan are fully vested upon such plan termination, in each case effective as of the day prior to the Closing Date.  Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s 401(k) plan (the “Parent 401(k) Plan) “), permit the Company Employees who are actively employed as of the date immediately following the receipt of a favorable determination letter to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, but not inclusive of loans), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such Covered Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(d)           Without limiting the generality of Section 6.5 or Section 9.11, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

(e)           Parent shall assume and honor the obligations of Company and its Subsidiaries under all employment, severance, consulting, retirement and other compensation Contracts in accordance with their terms, except to the extent such Contract is superseded or modified by an agreement with Parent or plan or policy maintained by Parent (including the Salary Continuation Policy). Parent hereby acknowledges that the Merger will constitute a “Change in Control” (or concept of similar import) in accordance with the provisions of such Contracts and the Company Benefit Plans.

6.6          Additional Agreements.

(a)           Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

(b)           Company shall, in consultation with Parent, use its best efforts to repurchase from Treasury the Treasury Warrant in full, effective at or before the Effective Time, subject to the terms and conditions set forth in Section 6.6(b) of the Disclosure Schedule.

(c)           Company shall, and shall cause its Advisory Entities to, use reasonable best efforts to obtain any consents and approvals required or reasonably necessary under applicable Law or pursuant to the terms of each Advisory Contract to effect the assignment or continuation of such Advisory Contract in connection with the transactions contemplated hereby, and Company agrees to consult in advance with Parent regarding the timing and content of any notices or communications in furtherance of the foregoing.

6.7          Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Company (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles of Incorporation or Company Bylaws to the extent permitted by applicable Law.  Parent shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Company Indemnified Party to the fullest extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

(b)           Any Company Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any Claim, shall promptly notify Parent thereof.  In the event of any such Claim (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Company Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided that Parent shall be obligated pursuant to this Section 6.7(b) to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction; (ii) the Company Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Parent shall not be liable for any settlement effected without its prior written consent; provided that Parent shall not have any obligation hereunder to any Company Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)           Parent shall use its reasonable best efforts (and Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six (6) years after the Effective Time Company’s existing directors’ and officers’ liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 300% of the annual premium payment on Company’s current policy in effect as of the date of this Agreement and, if Parent is unable to maintain such policy (or substitute policy) as a result of this proviso, Parent shall obtain as much comparable insurance as is available for a period of six years following the Effective Time by payment of such amount; provided, further, that (i) Parent may substitute therefor a six (6)-year “tail” prepaid policy the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof, provided that Parent shall not be obligated to pay, in the aggregate, an amount greater than the “Maximum Amount,” as set forth on Section 6.7(c) of the Disclosure Schedule, for such “tail” policy and provided, further, that if the aggregate amount necessary to procure or maintain such “tail” policy exceeds the Maximum Amount, Parent shall be deemed to have satisfied its obligations under this Section 6.7(c) so long as it uses its reasonable best efforts to obtain the most advantageous (in terms of both duration and coverage) “tail” prepaid policy obtainable for an aggregate amount equal to the Maximum Amount or (ii) Parent may request that Company obtain such extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time).

(d)           The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.

6.8          Exchange Listing.  Parent shall use its reasonable best efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

6.9          No Solicitation.

(a)           Each of Company and Parent agrees that neither it nor any of its Subsidiaries, nor any of its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a “Representative”) shall, and that it shall cause its Subsidiaries, and its and their respective Representatives, not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of tender offer), business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries, proposals or offers being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions with or provide any confidential information or data to any Person (or Representative of such Person) relating to an Acquisition Proposal or Alternative Transaction, or engage in any negotiations concerning an Acquisition Proposal or Alternative Transaction, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or Alternative Transaction, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other Contract related to any Acquisition Proposal or Alternative Transaction (an “Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.

(b)           As used in this Agreement, “Alternative Transaction” means, with respect Company or Parent, as applicable, any of (i) a transaction pursuant to which any Person (or group of Persons) other than, in the case of Company, Parent or its Affiliates, or in the case of Parent, Company and its Affiliates, directly or indirectly, acquires or would acquire more than twenty (20) percent of the outstanding shares of Company Common Stock or Parent Common Stock, as applicable, or outstanding voting power of Company or Parent, as applicable, or more than twenty (20) percent of the outstanding shares or voting power of any other series or class of capital stock of Company or Parent, as applicable, that would be entitled to a vote with respect to the Merger, whether from Company or Parent, as applicable, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable (in each case, other than the Merger and the Bank Merger), (iii) any transaction pursuant to which any Person (or group of Persons) other than, in the case of Company, Parent or its Affiliates, or in the case of Parent, Company or its Affiliates, acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiaries or Parent Subsidiaries, as applicable, and securities of the entity surviving any merger or business combination involving any Company Subsidiary or Parent Subsidiary, as applicable) of Company or Parent, as applicable, or any of its Subsidiaries representing more than twenty (20) percent of the fair market value of all the assets, deposits, net revenues or net income of Company or Parent, as applicable, and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or Parent, as applicable, or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock or Parent Common Stock, as applicable immediately prior to such transaction do not, in the aggregate, own at least eighty (80) percent of each of the outstanding shares of Company Common Stock or Parent Common Stock, as applicable, and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock or Parent Common Stock, as applicable, immediately prior to the consummation thereof.

(c)           Notwithstanding the foregoing, the board of directors of Company and the board of directors of Parent shall each be permitted, prior to its respective meeting of stockholders or shareholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.9 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a breach of this Section 6.9) and which the board of directors of Company or Parent, as applicable, concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the directors of Company or Parent, as applicable, conclude in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to violate their fiduciary duties under applicable Law.  Company and Parent, as applicable, shall provide the other with a copy of any nonpublic information or data provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person.

(d)           Each party shall notify the other party promptly (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries by any Person that informs such party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal or Alternative Transaction.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party shall also promptly, and in any event within twenty-four (24) hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or Alternative Transaction or provides nonpublic information or data to any Person in accordance with Section 6.9(c) and keep the other party informed of the status and terms of any such proposals, offers, inquiries, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(e)           Except as provided in Section 6.9(f), neither the board of directors of Company, the board of directors of Parent, nor, in each case, any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the board of directors of Company or Parent, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in Company Recommendation” or a “Change in Parent Recommendation,” respectively).

(f)            Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the board of directors of Company or Parent, as applicable, may make a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 6.9) is made to Company or Parent, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the board of directors of Company or Parent, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the directors of Company or Parent, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to violate their fiduciary duties under applicable Law, (D) five (5) Business Days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Acquisition Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the (5) Business Day period referred to in this clause (D) and in clauses (E) and (F) shall be reduced to three (3) Business Days following the giving of such new Notice of Recommendation Change), (E) during such five (5) Business Day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (F) the directors of the party proposing to take such action, following such five (5) Business Day period, again reasonably determine in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties under applicable Law.

(g)           For purposes of this Agreement, “Superior Proposal” for Company or Parent means an unsolicited, bona fide written Acquisition Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (A) all or substantially all of the assets of Company or Parent, as applicable, or (B) all of the outstanding voting securities of Company or Parent, as applicable, and, which the board of directors of Company or Parent, as applicable, has in good faith determined (taking into account, among other things, (1) its consultation with its outside legal counsel and its financial advisors and (2) the terms and conditions of such Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent or Company, as applicable)), to be more favorable, from a financial point of view, to Company’s stockholders or Parent’s shareholders, as applicable, than the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent or Company, as applicable) and to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making the proposal.

(h)           Nothing contained in this Section 6.9 shall prohibit either party or its Subsidiaries from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(f) or Section 8.1(h), as applicable; provided, further, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the board of directors of such party, as applicable, with respect to this Agreement or an Acquisition Proposal or Alternative Transaction shall be deemed to be a Change in Company Recommendation or Change in Parent Recommendation, as applicable, unless the board of directors of such party, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Change in Company Recommendation or Change in Parent Recommendation, as applicable.

(i)            Each of Company and Parent agrees that it (i) will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal or Alternative Transaction and (ii) will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal or Alternative Transaction. Each of Company and Parent agrees that it will promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.9.

(j)            Nothing in this Section 6.9 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement.  Neither party shall submit to the vote of its stockholders or shareholders any Acquisition Proposal or Alternative Transaction other than this Agreement and the Merger prior to the termination of this Agreement.

6.10        Notification of Certain Matters.  Each of Company and Parent shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

6.11        Advisory Board.  Parent shall establish an advisory board consisting of the current directors of Company who will not be as of the Effective Time serving as members of the board of directors of the Surviving Company, together with any additional individuals appointed by Parent in its sole discretion, to monitor the performance and operations of the Surviving Corporation in certain of the Company’s current markets and shall cause such advisory board to exist for a minimum of three (3) years following the Closing.  In furtherance of such service, each such director shall enter into an Advisory Board member agreement substantially in the form of Exhibit A hereto (the “Advisory Board Member Agreement”).

6.12        Governance Matters.

(a)           On or prior to the Effective Time, Parent shall cause the number of directors that will comprise the board of directors of each of the Surviving Corporation and Parent Bank at the Effective Time to be 20.  The initial board of directors of each of the Surviving Corporation and Parent Bank, as applicable, at the Effective Time, shall consist of (i) each of the members of the board of directors of Parent in office immediately prior to the Effective Time and (ii) five (5) current members of the board of directors of Company as designated by Parent prior to the Effective Time, one of whom shall be Ms. Paula Harper Bethea and one of whom shall be Mr. R. Wayne Hall (each such director in sub-clause (ii), a “Company Director”).  No other directors or employees of Company shall be designated to serve on the board of directors of the Surviving Corporation or Parent Bank at the Effective Time.  The appointment of each Company Director to the boards of directors of the Surviving Corporation and Parent Bank shall be subject to the bylaws of the Surviving Corporation and Parent Bank, as applicable, and each such Company Director must (i) be reasonably acceptable to the Governance Committee of the Surviving Corporation and (ii) satisfy and comply with the requirements regarding service as a member of the board of directors of the Surviving Corporation and Parent Bank, as applicable, provided under applicable Law and the practices and policies of such board applicable generally to its members.

(b)           Subject to and in accordance with the bylaws of the Surviving Corporation, effective as of the Effective Time, (i) Mr. Robert R. Horger shall serve as the Chairman of each of the board of directors of the Surviving Corporation and Parent Bank, (ii) Ms. Paula Harper Bethea shall serve as Vice Chairman of each of the board of directors of the Surviving Corporation and Parent Bank and (iii) the officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

6.13        Takeover Provisions.  No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.

6.14        Shareholder Litigation.  Company shall give Parent prompt notice of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Parent the opportunity to participate in and control at its own expense the defense or settlement of any such litigation.  In addition, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII
CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           Stockholder and Shareholder Approvals.  Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

(b)           Regulatory Approvals.  All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and (i) no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition and (ii) in the case of the obligation of Parent to effect the Closing, the transfer of the Loss Share Agreements shall be without adverse modification or amendment to any such Loss Share Agreements and shall be without payment by or cost to Parent, Company or their respective Affiliates (any such modification, amendment or payment a “Loss Share Agreement Condition”).

(c)           No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)           Exchange Listing.  Purchaser shall have filed with NASDAQ a notification form for the listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and NASDAQ shall not have objected to the listing of such shares of Purchaser Common Stock.

(e)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been initiated and continuing.

7.2          Conditions to Obligations of Parent.  The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of Company set forth in Section 3.1, Section 3.2 (other than inaccuracies that are de minimis in amount and effect), Section 3.3(a), Section 3.3(b)(i), Section 3.8(c) and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to

“materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officer’s Certificate.  Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)           Bank Merger.  The parties shall stand ready to consummate the Bank Merger immediately after the Merger.

(e)           Opinion of Tax Counsel.  Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of Parent and Company.

(f)            Advisory Board Agreements.  Each of the then sitting members of the board of directors of Company (other than any such members who will serve, as of the Effective Time, as members of the board of directors of the Surviving Company and Parent Bank) who desires to serve on the advisory board shall have entered into an Advisory Board Member Agreement.

7.3          Conditions to Obligations of Company.  The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) Each of the representations and warranties of Parent set forth in the first sentence of Section 4.1(a), Section 4.2 (other than inaccuracies that are de minimis in amount and effect), Section 4.3(a), Section 4.3(b)(i), and Section 4.8(c) of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officer’s Certificate.  Company shall have received a certificate from Parent signed by an authorized officer of Parent stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)           Opinion of Tax Counsel.  Company shall have received an opinion from Kilpatrick Townsend & Stockton LLP, special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Kilpatrick Townsend & Stockton LLP may require and rely upon representations contained in letters from each of Parent and Company.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company and the shareholders of Parent:

(a)           by mutual written consent of Company and Parent;

(b)           by either Company or Parent, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c)           by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)           by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End

Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

(e)           by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period;

(f)            by Parent, (i) if Company has failed to make the Company Board Recommendation, (ii) upon a Change in Company Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (ii) if Company has failed to comply in all material respects with its obligations under Section 6.3(a) and Section 6.9; or

(g)           by either Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting; or

(h)           by Company, (i) if Parent has failed to make the Parent Board Recommendation, (ii) upon a Change in Parent Recommendation (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (iii) if Company failed to comply in all material respects with its obligations under Section 6.3(b) and Section 6.9; or

(i)            by either Company or Parent, if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting.

8.2          Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (a) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any fraud or willful and material breach of any provision of this Agreement.

8.3          Termination Fees.

(a)           In the event that (i) an Acquisition Proposal with respect to Company shall have been communicated to or otherwise made known to the stockholders, senior management or board of directors of Company, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Company after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Company or Parent pursuant to Section 8.1(b) (if the Company Stockholder Approval has not theretofore been obtained), (B) by Parent pursuant to Section 8.1(e) or (C) by Company or Parent pursuant to

Section 8.1(g) and (iii) prior to the date that is fifteen (15) months after the date of such termination Company consummates an Alternative Transaction or enters into an Acquisition Agreement, then Company shall on the earlier of the date an Alternative Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Parent a fee equal to $14,900,000 (the “Company Termination Fee”) by wire transfer of immediately available funds.

(b)           In the event this Agreement is terminated by Parent pursuant to Section 8.1(f), then Company shall, on the date of termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds.

(c)           In the event that (i) an Acquisition Proposal with respect to Parent shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Parent, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Parent after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Company or Parent pursuant to Sections 8.1(b) (if the Parent Shareholder Approval has not theretofore been obtained), (B) by Company pursuant to Section 8.1(d) or (C) by Company or Parent pursuant to Section 8.1(i) and (iii) prior to the date that is fifteen (15) months after the date of such termination Parent consummates an Alternative Transaction or enters into an Acquisition Agreement, then Parent shall on the earlier of the date an Alternative Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Company a fee equal to $14,900,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds.

(d)           In the event this Agreement is terminated by Company pursuant to Section 8.1(h), then Parent shall, on the date of termination, pay Company the Parent Termination Fee by wire transfer of immediately available funds.

(e)           Each of Company and Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Company, respectively would not enter into this Agreement; accordingly, if Company or Parent, as applicable, fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or Company, as applicable commences a suit which results in a judgment against Company or Parent, as applicable, for the fee set forth in this Section 8.3, Company or Parent, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points.

8.4          Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the stockholders of Company or the shareholders of Parent, there may not be, without further approval of such stockholders or shareholders, as applicable, any amendment of this Agreement that requires such further approval under applicable Law; provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

8.5          Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

9.1          No Survival of Representations and Warranties and Agreements.  None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

9.2          Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3          Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 prior to 5:00 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3 later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a)           if to Company, to:

First Financial Holdings, Inc.
2440 Mall Drive
Charleston, South Carolina 29406
Attention:        R. Wayne Hall
Fax:                  (843) 529-5883

with a copy to (which shall not constitute notice):

Kilpatrick Townsend
Suite 900, 607 14th Street, NW
Washington, DC 20005
Attention:        Edward G. Olifer, Esq.

Aaron M. Kaslow, Esq.
Fax:                  (202) 204-5600

(b)           if to Parent, to:

SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201
Attention:        John C. Pollok

Fax:                  (803) 531-0524

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:        Matthew M. Guest, Esq.
Fax:                  (212) 403-2000

9.4          Interpretation.  For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement.

9.5          Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6          Entire Agreement.  This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, the other Schedules and Exhibits and the other documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7          Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided that the BCA shall govern to the extent mandatorily applicable to South Carolina corporations. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County.  Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

(b)           EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.9          Additional Definitions.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Columbia, South Carolina are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Company Stock Plan” shall mean the Company 1997 Stock Option and Incentive Plan, the 2001 Stock Option Plan, the 2004 Outside Directors Stock Options-For-Fees Plan, the 2005 Stock Option Plan, the 2005 Performance Equity Plan for Non-Employee Directors, and the 2007 Equity Incentive Plan.

“Confidentiality Agreement” shall mean that certain letter agreement dated as of January 25, 2013, by and between Company and Parent (as it may be amended from time to time).

“Contract” shall mean any contract, agreement, commitment, arrangement, understanding, franchise, indenture, lease, purchase order or license.

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“End Date” shall mean December 31, 2013.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Knowledge” with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Parent Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Material Adverse Effect” shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations,  financial condition or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the Closing (including the Merger and the Bank Merger) on the terms set forth herein, or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Company and its Subsidiaries operate.

“Parent Material Adverse Effect” shall mean, with respect to Parent any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the Closing (including the Merger and the Bank Merger) on the terms set forth herein, or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a “Parent Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Parent Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Parent and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Parent and its Subsidiaries operate.

“Parent Share Value” shall mean the average closing price per share of Parent Common Stock on the NASDAQ for the consecutive period of ten (10) trading days immediately preceding (but not including) the Closing Date.

“party” or “parties” shall mean Company and Parent.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

9.10        Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original legal and economic intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

9.11        Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SCBT FINANCIAL CORPORATION

By:	/s/ Robert R. Hill, Jr.
	Name:	Robert R. Hill, Jr.
	Title:	President and Chief Executive
Officer

FIRST FINANCIAL HOLDINGS, INC.

By:	/s/ R. Wayne Hall
	Name:	R. Wayne Hall
	Title:	President and Chief Executive
Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

ADVISORY BOARD MEMBER AGREEMENT

THIS ADVISORY BOARD MEMBER AGREEMENT (this “Agreement”), dated as of  [    ], 2013, by and between SCBT Financial Corporation (the “Company”), a bank holding company organized and existing under the laws of the State of South Carolina, and [NAME] (the “Member”) and is effective as of the Effective Date (as defined below).  If the Effective Date does not occur, this Agreement shall be null and void ab initio and of no further force and effect.

WITNESSETH:

WHEREAS, the Company has entered into an Agreement and Plan of Merger with First Financial Holdings, Inc. (together, as applicable, with its subsidiaries and affiliates referred to herein as “First Financial”), dated as of February 19, 2013 (the “Merger Agreement”) pursuant to which First Financial shall merge with and into the Company effective as of the Closing Date (as defined in the Merger Agreement);

WHEREAS, the Company and First Financial have determined that it is in the best interests of the Company, First Financial and the Company’s and First Financial’s shareholders to establish an advisory board consisting of certain legacy directors of First Financial, together with additional individuals, if any, appointed by the Company in its sole discretion (the “South Carolina Advisory Board”); and

WHEREAS, the Member has invaluable knowledge and expertise regarding the business of First Financial and the Company wishes to appoint the Member to serve on the South Carolina Advisory Board on the terms and subject to the conditions specified hereinafter.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Member hereby agree as follows:

1.             Advisory Period.  The Member shall be appointed to serve on the South Carolina Advisory Board commencing on the Closing Date (as defined in the Merger Agreement) (the “Effective Date”) and shall continue to serve until the third anniversary of the Effective Date, unless terminated earlier as provided herein (the “Advisory Period”).

2.             Advisory Services.  During the Advisory Period, the Member shall (a) attend South Carolina Advisory Board meetings, (b) make himself or herself reasonably available to the Company to discuss matters relating to the business of its banking interests in certain markets served by First Financial as of the Closing Date (the “First Financial Markets”), and (c) advise on specific projects for the Company relating to business opportunities in the First Financial Markets, in each case, as may be reasonably requested from time to time by the Company.

3.             Consideration.  In consideration for agreeing to provide the advisory services set forth in Section 2 and in consideration of the Member’s compliance with the Restrictive Covenants set forth in Section 7, the Member shall be paid an advisory fee of $40,000 annually, to be paid on a monthly basis, in arrears (the “Advisory Fee”).  The Advisory Fee shall be paid to the Member, in accordance with the payment schedule set forth in the previous sentence, beginning on the Effective Date and continuing until the third anniversary of the Effective Date, regardless of whether the Advisory Period is terminated on an earlier date.

4.             Expenses.  The Company shall reimburse the Member pursuant to the Company’s reimbursement policies for any applicable reasonable business expenses incurred by the Member in connection with the performance of the advisory services described in Section 2.

5.             Sole Consideration.  Except as specifically provided in Section 3 of this Agreement, the Member shall be entitled to no compensation or benefits from the Company with respect to the advisory services.

6.             Status as an Independent Contractor.  The Company and the Member acknowledge and agree that the Member shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any entity for which the Company provides services.  The Member acknowledges that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Advisory Fees payable hereunder.

7.             Restrictive Covenants.

(a)           Restrictive Covenants.  The Member shall not take any of the following actions during the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Restricted Period”).

(i)        Become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, provide service to, or otherwise become commercially or financially interested in or affiliated with (other than as a less than 1% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that participates in, or proposes to enter the, business of providing banking, lending, investment advisory, financial planning, depositary, trust, brokerage or similar services in, or to customers or clients located in, the Territory (as such term is defined below) (any such person a “Competing Party”), without the advance written permission of the Company;

(ii)       Solicit, divert or take away, or attempt to solicit, divert or take away, or in association with any other person, solicit, divert or take away or attempt to solicit, divert or takeaway, for competitive purposes, the business of any of the clients or customers of the Company, SCBT Bank, or an affiliate thereof (including, without limitation, First Financial and its affiliates) (collectively “Company Affiliates”), or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, restrict or alter their business relationship with the Company or any Company Affiliate in any fashion, including, without limitation, customers or prospective customers to refrain from maintaining or acquiring from or through the Company or any Company Affiliate any product or service which was provided or offered by the Company during the period of the Member’s service with the Company; or

(iii)      Induce or attempt to induce, or in association with any other

2

person, induce or attempt to induce, any employee of the Company or any Company Affiliate to leave the Company or any Company Affiliate for the purpose of engaging in a business operation that is competitive with the Company or Company Affiliate or is or would be a Competing Party.

(b)           Geographic Scope.  The restrictions on competition set forth in Section 7(a)(i) of this Agreement shall apply to any county in the State of South Carolina or any other county in any state in which the Company or any Company Affiliate is conducting business operations during the Restricted Period (such counties collectively the “Territory”).

(c)           Member’s Representation.  The Member acknowledges and agrees that the restrictions of this Section 7 are necessary and vital to protect the legitimate business interests of the Company and its Affiliates, are fair and reasonable in all respects, and are not overbroad or unduly burdensome to him or her.  If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court determines to be fair and reasonable; it being the intent of each of the parties hereto be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and/or Company Affiliate and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of the Member.

(d)           Remedies.  The Member acknowledges that the Company or any Company Affiliate will have no adequate means of protecting its rights under this Agreement other than by securing an injunction.  The Member agrees that the Company or Company Affiliate is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction.  The Member acknowledges that the Company’s or Company Affiliate’s recovery of damages will not be an adequate means to redress a breach of this Agreement.  Nothing contained in this Section 7 shall prohibit the Company or Company Affiliate from obtaining any appropriate remedies in addition to injunctive relief, including recovery of damages.

(e)           Obligations Survive.  The Member’s obligations under this Section 7 shall survive any early termination of the Advisory Period with the Company.

8.             Termination of Arrangement.  The parties hereto expect that this advisory arrangement will continue for the full term of the Advisory Period, but either the Member or the Company may choose to terminate the Advisory Period for any reason prior to the end of the scheduled Advisory Period upon written notice provided to the other party hereto.  The parties hereto acknowledge that, regardless of the reason for any such termination, the Member shall continue to receive Advisory Fees through the third anniversary of the Effective Date, and the parties further agree and acknowledge that the Restricted Period shall continue to apply to the Member for the Restricted Period (as defined in Section 7) irrespective of any earlier termination of the Advisory Period; provided, however, that in addition to any other remedy that the Company may seek, the Company shall cease to pay Advisory Fees to the Member upon any breach of Section 7(a) hereof.

3

9.             Miscellaneous.

(a)  Successors and Assigns.  This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Member and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees.  This Agreement is personal in nature and the Member shall not, without the written consent of the Company, assign, transfer or delegate this Agreement or any rights or obligations hereunder.

(b)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without giving effect to such state’s laws and principles regarding the conflict of laws.

(c)           Amendment.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Member and the Company.

(d)           Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Member:

At the address most recently on the books and records of the Company.

if to the Company:

520 Gervais Street

Columbia, South Carolina 29201

ATTN:  Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)           Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)            Counterparts.       This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.          Internal Revenue Code Section 409A.

(a)           General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the

4

Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers (other than the Member) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Member as a result of the application of Section 409A of the Code.

(b)           Definitional Restrictions.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of the Member’s termination of service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Member unless the circumstances giving rise to such termination of service meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of service, however defined.  If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment shall be made on the date on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

[Remainder of page intentionally left blank]

5

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SCBT FINANCIAL CORPORATION

By:
Name:
Title

[MEMBER]

By:

[Signature Page to Advisory Board Member Agreement]